SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.



                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                      Securities and Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 2, 1995


                        COEUR D'ALENE MINES CORPORATION
             (Exact name of Registrant as specified in its charter)


              Idaho                    1-8641            82-0109423
    (State or other jurisdiction     (Commission       (IRS Employer
          of incorporation)          File Number)      Identification
                                                         Number)

             400 Coeur d'Alene Mines Bldg.
             505 Front Avenue
             Coeur d'Alene, Idaho                    83814
    (Address of principal executive offices)      (zip code)


    Registrant's telephone number, including area code: (208) 667-3511


                                 Not Applicable
         (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets.

          On May 2, 1993, Callahan Mining Corporation ("Callahan"), a wholly-owned subsidiary of Coeur d'Alene Mines Corporation ("Coeur"), consummated its sale of the assets of The Flexaust Company Division of Callahan (the "Flexaust Division") and the shares representing 50% of the equity interest owned by Callahan in Flexadux Incorporated ("Flexadux"), to The Flexaust Company Inc. ("TFC") and its parent, Schauenburg International, Inc. ("SII"). The sale was effected pursuant to an Asset and Stock Purchase Agreement, dated as of April 28, 1995, among SII, TFC and Callahan (the "Agreement"). A copy of the Agreement is filed as an exhibit hereto and is incorporated herein by reference. The Flexaust Division was engaged in the manufacture and sale of lightweight flexible hose and duct and metal tubing. In addition, an affiliate of SII and TFC purchased Callahan's 50% equity interest in a foreign subsidiary and Callahan also effected the sale of certain real properties used in connection with the Flexhaust Division operations.

          Pursuant to the Agreement, Callahan sold the Flexaust Division assets and Flexadux shares for approximately $10 million payable in cash, of which approximately $4 million was paid at the closing and the balance is payable over the next five years.

          During the second quarter of 1995, Coeur d'Alene Mines Corporation expects to recognize a pre-tax gain of approximately $4.4 million as a result of the above transactions.

Item 7.   Financial Statement, Proforma Financial Information and
          Exhibits

          In accordance with Items 7(a)(4) and 7(b)(2) of Form 8-K, the financial statements called for by Item 7(a) of Form 8-K and Rule 3-05(b) of Regulation S-X, and the proforma financial information called for by Item 7(b) of Form 8-K and Article XI of Regulation S-X, will be filed by amendment as soon as practicable but not later than July 16, 1995.

                    The following exhibit is filed herewith:

             Exhibit No.                                Document

                 2 Asset and Stock Purchase Agreement, dated as of April 28, 1995, among Schauenburg International, Inc., The Flexaust Company, Inc., and Callahan Mining Corporation.


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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                COEUR D'ALENE MINES CORPORATION
                                                (Registrant)


Dated: May 17, 1995                             By: /s/JAMES A. SABALA
                                                James A. Sabala
                                                Senior Vice President and
                                                Chief Financial Officer





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